UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)        February 4, 2010

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2372 Qume Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (408) 428-9725

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On February 4, 2010, NeoMagic Corporation ( the "Company") and Douglas R, Young, its former  President and Chief Executive Officer ("Executive"), entered into a Separation Agreement and Release of Claims (the "Separation Agreement"), as well as a Consulting Agreement. Both Agreements will become effective on February 11, 2010 (the "Effective Date"), unless revoked by Executive before such date, as permitted by applicable California law.

As provided in the Separation  Agreement, the Company and Executive have agreed that Executive's employment with the Company ceased as of January 19, 2010 [and Executive has acknowledged that he is not entitled to any severance benefits under his Employment Agreement dated May 1, 2006.]

The Separation Agreement provides that the Company will pay $50,000 to Executive within ninety days after the Effective Date and $235,000 in 26 equal payments over the 12 month period following the Effective Date. All unvested options previously granted to Executive will also accelerate and become vested on the Effective Date. The Agreement contains mutual releases, as well as a 2 year agreement by Executive not to solicit the departure of employees or consultants from the Company.

Under the Consulting Agreement, which has a term of 6 months, Executive, who had served as President and Chief Executive Officer of the Company for approximately 4 years, has committed to providing four hours of marketing, sales and related consulting services each month without further charge and to being available to provide up to an additional 26 hours of consulting each month, upon the Company's request, for $300 per hour. In consideration for such commitments, the Company has agreed to pay Executive a total of $25,000, payable in  6 equal monthly installments, and to grant him Non-Qualified Stock Options entitling him to purchase 5 million shares of the Company's stock, subject to the Company's obtaining the necessary shareholder and regulatory approvals. The option exercise prices will be determined on the date of grant, with the price for options to purchase 3 million shares being the greater of $.06 a share or the closing price for the Company's stock in the "pink sheets" on the date of grant (the "Closing Price"). The price for the other 2 million options will be the greater of $.15 a share or the Closing Price. All options will vest immediately upon grant and be exercisable for a period of 3 years.

The foregoing descriptions are subject to the more detailed provisions of the Agreements, which are attached hereto as Exhibits 10.32and 10.33, respectively, and incorporated herein by this reference.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

(a)  As of the Effective Date, the Executive is resigning as a director of the Company. The resignation is in connection with the Executive's ceasing to serve as an executive officer of the Company and is not the result of any disagreement relating to the Company's operations, policies or practices.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.32      Seperation Agreement and Release of Claims, dated February 4, 2010

10.33      Consulting Agreement, dated February 4, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	February 10, 2010	/s/ Syed Zaidi
Syed Zaidi
President and Acting Chief Executive Officer